Company Contact:
Harry T. Rittenour
President and Chief Executive Officer
734-414-6100

Perceptron® Announces Appointment of Jeffrey M. Armstrong as
President and Chief Executive Officer Together with Planned Retirements

Plymouth, Michigan, October 31, 2013, Perceptron, Inc. (NASDAQ: PRCP), a global leader in 3D laser and software technology-based non-contact measurement and inspection solutions, today announced that the Board of Directors of the Company, following an extensive national search, has appointed Jeffrey M. Armstrong to serve as President and CEO of the Company, effective November 4, 2013.

Mr. Armstrong will succeed Harry T. Rittenour, who will retire as President and CEO of the Company after nearly six years in that position and nearly 17 years with the Company. Mr. Rittenour will remain as a consultant to the Company during a planned transition period.

Mr. Armstrong, 51, served as Vice President and General Manager of DRS Consolidated Controls, Inc., a subsidiary of Finmeccanica SpA, an Italian conglomerate, from October 2008 to June 2013. From February 2007 to October 2008, Mr. Armstrong was Vice President of Engineering and Operations for DRS Power and Control Technologies, Inc. DRS Consolidated Controls is focused on the development and delivery of highly engineered machinery control systems and services for global industrial and government energy customers. Prior to joining DRS, Mr. Armstrong served in various management roles at General Dynamics Corporation from August 2001 to February 2007. Mr. Armstrong was a submarine officer in the United States Navy from February 1987 to August 2001. He holds a degree in Mechanical Engineering from the University of Washington and completed the Harvard Business School Advanced Management Program.

“Perceptron’s Board set high standards in selecting the Company’s next CEO,” said W. Richard Marz, Chairman of the Board. “Jeff Armstrong brings to Perceptron an outstanding record of success developing and delivering highly complex system technologies and machinery control systems to customers worldwide. He possesses strategic vision, he knows how to lead and develop a high-performing team, and he has proven skills in growing a business in a challenging and very competitive market environment. We are extremely pleased to have an executive of Jeff’s ability to lead Perceptron forward.”

The CEO search process was conducted by a CEO Search Committee that was chaired by Perceptron Board member, Philip J. DeCocco. The search was supported by a leading executive search firm. Mr. Armstrong was selected from an outstanding group of business leaders interested in leading Perceptron.

Mr. Armstrong said, “I am honored to have the opportunity to serve as President and CEO of Perceptron. Perceptron is a leading global technology company and I am excited by the growth opportunities that exist with a strong balance sheet coupled with a new product line-up that enables us to provide additional solutions for existing customers, gain new customers, and enter into new strategic markets.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

October 31, 2013

Mr. Armstrong is expected to be appointed to the Company’s Board of Directors by the existing members of the Board after the Company’s Annual Meeting of Shareholders, which will be held on November 12, 2013.

Mr. Marz said, “Harry Rittenour has served Perceptron, its shareholders, and employees well over the past six years as President and CEO. The Board of Directors is deeply grateful to Harry for the significant contributions he has made to Perceptron. We wish him well in retirement.”

“It has been an honor and a privilege to lead Perceptron as President and CEO. We have accomplished a great deal during my tenure and the Company is well positioned for the future. I look forward to assisting Jeff Armstrong as he assumes the leadership of Perceptron,” stated Mr. Rittenour.

The Company also announced that John H. Lowry, III, Vice President and CFO, plans to retire in fiscal 2014. The Board intends to engage an executive search firm to assist them in identifying Mr. Lowry’s replacement. It is expected that Mr. Lowry will be available to assist in the transition of his responsibilities for a period of time following his retirement.

About Perceptron®

Perceptron, Inc. (or the “Company”) develops, produces and sells non-contact measurement and inspection solutions for industrial applications. The Company’s products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. The Company also offers Valued Added Services such as training and customer support services. Headquartered in Plymouth, Michigan, Perceptron has approximately 235 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India. For more information, please visit www.perceptron.com.

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